Exhibit 99.1

Wellgistics Health and Kare PharmTech Execute Joint Venture Expanding Access to 200,000+ Patient Lives

●	Joint venture executed combining Wellgistics Hub and KareRx Hub technology and operations
●	Integrated platform accelerates pharmaceutical access, fulfillment, and commercialization
●	Combined ecosystem provides potential reach to an estimated 200,000+ patient lives across pharmaceutical and provider networks

TAMPA, FL / ACCESS Newswire / April 14, 2026 / Wellgistics Health, Inc. (NASDAQ:WGRX) (“Wellgistics” or the “Company”), a leading healthcare technology and pharmaceutical distribution company, today announced the execution of a definitive joint venture agreement with Kare PharmTech’s wholly owned subsidiary, Kare Rx Hub, LLC (“KareRx”), an artificial intelligence (AI)-driven digital hub supporting retail pharmacy, telemedicine, and specialty pharmaceutical programs.

The execution of the joint venture formalizes the previously announced non-binding letter of intent and represents a significant milestone in aligning both organizations’ technology platforms and operational teams into a unified ecosystem designed to accelerate patient access and improve the efficiency of pharmaceutical commercialization. By integrating the Wellgistics Hub technology stack including proprietary platforms EinsteinRx™ and HubRx AI™ with KareRx’s digital hub, the combined platform is positioned to streamline the prescription journey from intake through fulfillment.

Prashant Patel, Chief Executive Officer of Wellgistics Health, commented, “This joint venture reflects our continued focus on building an integrated, technology-enabled platform to improve coordination across the prescription journey and support patient access to therapies. By combining KareRx’s provider connectivity and digital engagement capabilities with our infrastructure, we believe this collaboration enhances operational efficiency and supports manufacturers and other healthcare stakeholders in navigating access pathways more effectively.”

The joint venture aligns clinical, operational, and commercial teams across both organizations, enabling more seamless coordination between providers, pharmacies, and patients. Through this integration, the platform enhances key capabilities including eligibility and benefits verification, prior authorization workflows, prescription routing, and direct-to-patient fulfillment. The combined ecosystem includes a growing national footprint of independent pharmacies, provider networks, and telehealth channels, with the ability to reach more than 200,000 patient lives based on third-party internal estimates.

Mital Panera, Founder and Chief Executive Officer of KareRx, added, “KareRx was developed to connect providers, pharmacies, and patients through technology-driven solutions. This joint venture allows us to extend those capabilities by leveraging Wellgistics’ technology stack, pharma expertise, and operational infrastructure. We believe the combined platform will support improved connectivity across stakeholders and facilitate access to therapies across participating networks.”

The collaboration further strengthens direct-to-patient (DTP) and decentralized care models, providing pharmaceutical manufacturers with a comprehensive platform that integrates access, affordability, and fulfillment into a single solution. Leveraging AI-driven insights and a fully integrated operational backbone, the joint venture is designed to reduce barriers to therapy initiation, improve adherence, and deliver enhanced visibility into patient access and program performance.

The joint venture remains subject to customary implementation steps, and there can be no assurance regarding the timing or extent of operational integration or the realization of anticipated benefits. Additional details regarding the joint venture agreement will be provided in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

About Wellgistics Health, Inc.

Wellgistics Health (NASDAQ:WGRX) is a health information technology leader, integrating proprietary pharmacy dispensing optimization artificial intelligence platform EinsteinRx™ into its patented blockchain-enabled smart contracts platform PharmacyChain™ to optimize the prescription drug dispensing journey. Its integrated platform connects 6,500+ pharmacies (the “Wellgistics Pharmacy Network”) and 200+ manufacturers, offering wholesale distribution, digital prescription routing, direct-to-patient delivery, and AI-powered hub services such as eligibility, adherence, onboarding, prior authorization, and cash-pay fulfillment as needed to optimize patient access. Wellgistics provides end-to-end solutions designed to restore access, transparency, and trust in the U.S. prescription drug market for independent pharmacies.

About Kare PharmTech, LLC

Kare Rx Hub is an artificial intelligence (AI)-based digital hub for retail pharmacies, telemedicine portal, and specialty pharmaceutical ‘lite’ branded products with over 500 physician-provider relationships, 200 independent pharmacy relationships that market unique specialty pharmaceutical ‘lite’ products. Kare Rx Hub is owned by Kare Pharmtech, LLC, a company controlled by Dr. Kiran Patel. Dr. Patel founded Medicaid provider WellCare in 1992 and sold it in 2002 for $200 million. In 2007, Dr. Patel founded America’s 1st Choice Holdings and acquired Freedom Health and Optimum Holdings. In 2017, he sold America’s 1st Choice Holdings to Anthem, Inc. Dr. Patel is a noted philanthropist and was named Floridian of the Year by Florida Trend Magazine.

Forward-Looking Statements

This press release may contain forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When Wellgistics Health uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. These forward-looking statements include, without limitation, statements regarding Wellgistics Health’s strategy and descriptions of its future operations, prospects, and plans. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially. Additional factors are discussed in Wellgistics Health’s filings with the SEC, available at www.sec.gov.